Exhibit 5.1

January 31, 2025
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Re: Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan
Ladies and Gentlemen:
With reference to the registration statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on January 31, 2025, by Post Holdings, Inc., a Missouri corporation (the “Company”), pertaining to the proposed issuance by the Company of up to 1,950,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Post Holdings, Inc. Amended and Restated 2021 Long-Term Incentive Plan (the “A&R Plan”), I have examined such corporate records of the Company, such laws and such other information as I have deemed relevant, including the Company’s Restatement of Previously Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and resolutions adopted by the Board of Directors relating to such issuance, the written document constituting the A&R Plan, certificates received from state officials and statements I have received from officers and representatives of the Company. In delivering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents and the correctness of statements submitted to me by officers and representatives of the Company.
Based solely on the foregoing, I am of the opinion that the Shares to be issued by the Company pursuant to the A&R Plan have been duly authorized and, when issued by the Company in accordance with the A&R Plan, will be validly issued, fully paid and nonassessable.
I am an attorney duly licensed to practice law in the State of Missouri, and this opinion letter is limited to the existing laws of the State of Missouri. This opinion letter is given as of the date hereof, and I expressly disclaim any obligation to update or supplement such opinion to reflect any developments or circumstances of any kind that may occur after the date of this opinion letter.
I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Sincerely,

/s/ Diedre J. Gray
Diedre J. Gray
Executive Vice President, General Counsel and Chief Administrative Officer, Secretary